Exhibit 99.1

Altair Nanotechnologies Reports First Quarter 2009 Financial Results

RENO, Nev. – May 7, 2009 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of energy storage systems for clean, efficient power and energy management, today reported financial results for the first quarter ended March 31, 2009.

For the quarter ended March 31, 2009, the Company reported revenues of $0.9 million, down from $1.1 million for the same period in 2008. The net loss was $6.4 million, or seven cents per share, compared to a net loss of $8.3 million, or 10 cents per share, for the first quarter of 2008. The basic and diluted weighted average shares outstanding for the quarter were 93.0 million, compared to 84.2 million reported in the first quarter of 2008.

Operating expenses of $7.4 million for the first quarter of 2009 were $2.4 million less than the operating expenses of $9.8 million for the first quarter of 2008.  The decrease in operating expenses was primarily a result of lower research and development costs associated with the smaller number of grants on which we are working in 2009 compared to 2008.

The Company’s cash and cash equivalents decreased by $6.2 million, from $28.1 million at December 31, 2008 to $21.9 million at March 31, 2009. This is due primarily to net cash used in operations of approximately $5.3 million which includes the establishment of a restricted cash reserve of $0.5 million to facilitate currency hedge agreements related to inventory purchases denominated in foreign currencies, purchases of property and equipment of approximately $0.3 million and the payment of notes payable of $0.6 million.  The first quarter 2009 cash consumption of $6.2 million was substantially less than the Company’s first quarter 2008 cash consumption of $14.6 million.

Dr. Terry Copeland, Altairnano president and CEO, anticipates the company to benefit directly from the American Reinvestment and Recovery Act and opportunities associated with the Electric Drive Vehicle Battery and Component Manufacturing Initiative and the Smart Grid Investment Grant Program. “We are applying for battery manufacturing grants, and we believe the Smart Grid program will accelerate the adoption of advanced energy storage systems such as ours,” said Copeland. “However, given the grant timelines, and the fact that not all of the program specifics have been announced yet for the Smart Grid grants, we expect it will be at least late third quarter before we see any orders or cash grants associated with these opportunities.”

As a result of the substantially deteriorated economic environment during 2008 and thus far in 2009, the Company continues to experience a slowing of order placements from its various customers.  Orders that the Company had expected from the commercial sector have been deferred until later than we initially projected and the Company’s military business, while all still on track, is similarly experiencing delays.

As payment for achieving certain milestones as specified in its contract with Spectrum Pharmaceuticals, the Company is also carrying shares of Spectrum stock with an acquisition price of $1.1 million on its balance sheet.  As a result of ongoing analysis of the strength of this stock during the first quarter of 2009, the temporary impairment of $0.8 million that the Company had recorded against these securities as of December 31, 2008 was reduced to $0.7 million.  Finally the Company carried Phoenix MC common stock valued at $106,000 as of December 31, 2007 on its books, which was written down to $18,000 as of December 31, 2008, and has now been completely written off.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

First Quarter 2009 Conference Call
Altairnano will hold a conference call to discuss its first quarter 2009 results on Thursday, May 7, 2009 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 (719) 325-4941. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. EST, Thursday, May 7, 2009 until Midnight EST, Wednesday, May 18, 2009. It can be accessed by dialing (719) 457-0820 and entering conference number 1048752.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Going beyond lithium ion, Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include battery cells for military artillery, battery packs for hybrid vehicles and energy storage systems for large-scale stationary power services. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products referred to in this release will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

For Additional Information:

Institutional Investors:
C. Robert Pedraza
Vice President, Corporate Strategy
Altair Nanotechnologies, Inc.
775.856.2500
ir@altairnano.com

Individual Investors:
Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

Media Relations:
Jeff Brunings
Director, Strategic Marketing
Altair Nanotechnologies, Inc.
775.856.2500
mediarelations@altairnano.com

Tables Follow

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$21,947	$28,088
Restricted cash	450	-
Accounts receivable, net	488	955
Product inventories	108	98
Prepaid expenses and other current assets	529	572
Total current assets	23,522	29,713

Investment in available for sale securities	3,286	3,174

Property, plant and equipment, net held and used	11,353	11,637

Property, plant and equipment, net held and not used	2,193	2,377

Patents, net	614	636

Other assets	516	534

Total Assets	$41,484	$48,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$979	$749
Accrued salaries and benefits	1,529	1,361
Accrued warranty	34	36
Accrued liabilities	446	765
Current portion of long-term debt	696	736
Total current liabilities	3,684	3,647

Long-term debt, less current portion	49	608

Stockholders' equity
Common stock, no par value, unlimited shares authorized;
93,153,271 and 93,143,271 shares issued and
outstanding at March 31, 2009 and December 31, 2008	180,127	180,105
Additional paid in capital	5,614	5,378
Accumulated deficit	(147,277)	(140,892)
Accumulated other comprehensive loss	(1,755)	(1,873)
Total Altair Nanotechnologies, Inc’s stockholders’ equity	36,709	42,718
Noncontrolling interest in subsidiary	1,042	1,098

Total stockholders' equity	37,751	43,816

Total liabilities and stockholders' equity	$41,484	$48,071

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009		2008
Revenues
Product sales		$191	$164
Commercial collaborations		699	521
Contracts and grants		12	384
Total revenues		902	1,069
Operating expenses
Cost of sales - product		185	58
Research and development		3,028	5,258
Sales and marketing		611	666
General and administrative		2,817	3,263
Depreciation and amortization		733	573
Total operating expenses		7,374	9,818
Loss from operations		(6,472)	(8,749)
Other (expense) income
Interest expense		(18)	(27)
Interest income		71	382
Realized loss on investment		(18)	-
Loss on foreign exchange		(4)	(3)
Total other income, net		31	352

Net loss		(6,441)	(8,397)

Less: Noncontrolling interests’ share		56	109

Net Loss attributable to Altair Nanotechnologies, Inc.		$(6,385)	$(8,288)

Loss per common share - basic and diluted	$	(0.07)	$(0.10)

Weighted average shares - basic and diluted		92,983,131	84,219,978